UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

Commission File Number: 333-121034

JayHawk Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado	20-0990109
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
370 Interlocken Blvd. Suite 400 Broomfield, Colorado (Address of principal executive office)	80021 (Postal Code)
(303) 327-1571 (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

    On April 18, 2008, Jayhawk Energy, Inc. (“Registrant”) entered into a Purchase and Sale Agreement (“Agreement”) with Titan West Energy Inc. to acquire certain petroleum and natural gas rights and interests and other related operating assets located in Crawford County, Kansas in exchange for $300,000 in cash and 50,000 shares of the Registrant’s common stock.  The agreement provides that fifty percent (50%) of the cash price is payable upon request of Titan West Energy Inc. before the closing date of May 30, 2008, with the remainder of the cash and the shares of stock, payable at closing. As of the date of this report, the Registrant has paid $150,000 of the purchase price. This brief description of the Purchase and Sale Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.7.

    The acquisition will complete the purchase of assets in the Crawford County, Kansas, which includes 1,336 acres of leases and fourteen (14) completed gas wells.  The Registrant believes the acquisition brings needed infrastructure to the adjacent Uniontown project for its development. The purchase of the new acres added to current acreage in the Uniontown project provides over 4,100 drilling locations with a net interest of 100% to Jayhawk Energy Inc.

Item 7.01 - Regulation FD Disclosure

    On April 28, 2008, Jayhawk Energy, Inc., a Colorado corporation, issued a press release announcing entry into the agreement with Titan West Energy Inc. This press release is furnished as Exhibit 99.1 to this Form 8-K and incorporated by reference as if set forth in full. This information is not filed but is furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K.

Item 9.01 - Financial Statements and Exhibits

    (d) Exhibits

Exhibit	Description
10.7	Purchase and Sale Agreement with Titan West Energy Inc.
99.1	Press Release dated April 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Jayhawk Energy, Inc.

Date:  April 29, 2008                          By: /s/ Lindsay E. Gorrill
                                                                         Name:  Lindsay E. Gorrill
                         Title:  President and CEO